EXHIBIT 10.3



                  DATED [              ] 1998





                    TIOXIDE EUROPE LIMITED
                            - and -
                         NEWCO LIMITED



                           AGREEMENT

                        - relating to -

             the sale and purchase of part of the
              business of TIOXIDE EUROPE LIMITED




                          AGREED FORM






                           EVERSHEDS
                      S O L I C I T O R S

            Senator House, 85 Queen Victoria Street
                        London EC4V 4JL
             Tel: 0171 919 4500 Fax: 0171 919 4919
                           Ref : MTI

                                      I N D E X

CLAUSE      DESCRIPTION                                             PAGE NO.

1.          INTERPRETATION                                                 1

2.          SALE                                                           8

3.          CONSIDERATION                                                  9

4.          COMPLETION                                                     10

5.          TITLE AND SUPPLEMENTARY PROVISIONS                             12

6.          DEBTORS,   MATERIALS  BUSINESS  DEBTORS,   RETAINED
            BUSINESS CLAIMS AND MATERIALS BUSINESS CLAIMS                  13

7.          NEWCO LIABILITIES                                              15

8.          TEL LIABILITIES                                                15

9.          EMPLOYEES                                                      16

10.         CONTINUING OBLIGATIONS OF TEL AND NEWCO                        16

11.         VAT                                                            17

12.         AVAILABILITY OF INFORMATION                                    19

13.         INDEPENDENT ACCOUNTANT                                         19

14.         DEFAULT INTEREST                                               20

15.         GENERAL                                                        20

16.         WHOLE AGREEMENT                                                21

17.         NON-MERGER AND SURVIVORSHIP                                    22

18.         NOTICES                                                        22

19.         GOVERNING LAW                                                  22

Schedule 1  DESCRIPTION OF THE BUSINESS                                    23

Schedule 2  THE PROPERTIES                                                 24

Schedule 3  EXCLUDED ASSETS AND EXCLUDED LIABILITIES                       26

Schedule 4  ALLOCATION  OF  CONSIDERATION  TO  BUSINESS  ASSETS
            PURCHASED                                                      29

Schedule 5  PROVISIONS RELATING TO THE PROPERTIES                          30

CLAUSE      DESCRIPTION                                             PAGE NO.


Schedule 6  PROVISIONS RELATING TO THE CONTRACTS                           33

Schedule 7  PROVISIONS RELATING TO THIRD PARTY CONSENTS                    35

Schedule 8  NOTIFICATION, ASSISTANCE AND PROCEEDINGS                       39

Schedule 9  SUPPLIER CONTRACTS OF A MATERIAL NATURE                        42

Schedule 10 DOCUMENTS IN THE AGREED TERMS                                  43

Schedule 11 EMPLOYEES AND OTHER PERSONNEL                                  44

Schedule 12 SHARED SUPPLIER CONTRACTS                                      47

Schedule 13 TRANSFERRING EMPLOYEES                                         48

Schedule 14 ESTIMATED  CONSIDERATION,  FINAL  CONSIDERATION AND
            FINAL COMPLETION STATEMENT                                     49

Annex 1     Pharmacopeia

Annex 2     A Form

Annex 3     ICI's Controller's Manuals

Annex 4     ICI's Auditors Report

THIS AGREEMENT is made on                   1998


BETWEEN:-

(1) TIOXIDE EUROPE LIMITED (registered in England No. 832447) whose registered office is at [Lincoln House, 137/143 Hammersmith Road, London W14 OQL] ("TEL"); and

(2)   NEWCO LIMITED (registered in England No. [                 ])        whose
      registered office is at [                           ] ("NEWCO").

INTRODUCTION

(A) TEL has agreed to sell and Newco has agreed to purchase the Business as a going concern and the Business Assets as at the Transfer Time, on the terms and conditions of this Agreement.

(B) Newco is a wholly owned subsidiary of TEL.

(C) The Business constitutes part of the undertaking of TEL.

IT IS AGREED:-

1.    INTERPRETATION

1.1   Definitions

      In this Agreement, including its Schedules, the headings shall not affect its interpretation and, unless the context otherwise requires:-

      "AFFILIATES" means with respect to a specified entity, an entity that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the entity specified, provided that, without limiting the generality of the foregoing, the term "AFFILIATES" shall not include any entity in which a party has a 50 per cent. or less ownership interest. For the purposes hereof, "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of voting securities, contract, voting trust or otherwise but any reference in this Agreement to an Affiliate of TEL shall exclude Newco;

      "AGREED TERMS" means, in relation to any document such document, in the terms agreed between the parties and for the purposes of identification signed by or on behalf of the parties, and listed in Schedule 10;

      "BUSINESS" means the business shortly described in Schedule 1;

      "BUSINESS ASSETS" means the property, assets and rights of and exclusively relating to or used in the Business as at the Transfer Time as specified in Clause 2.1 other than the Excluded Assets;

      "BUSINESS DATA" means all information, know-how and records (whether or not confidential and no matter in what form held) of, and relating exclusively to or used exclusively in, the Business (or otherwise used in the ordinary course of the operation of the Business) as at the Transfer Time other than Commercial and Marketing Know-how and Intellectual Property but, subject thereto, including the Materials Commercial and Marketing Know-how, all manuals and instructions, all accounting records, and all correspondence, orders and enquiries whether in hard copy or in computer held or other electronic form (including for the avoidance of doubt, such media as microfilm and microfiche) but for the avoidance of doubt shall exclude any matter relating to the Customer Contracts or Customers;

      "COMMERCIAL AND MARKETING KNOW-HOW" means all commercial and marketing information of and relating to or used in the Business as at the Transfer Time, other than the Materials Commercial and Marketing Know-How, but subject thereto, including all designs, specifications, drawings, lists and particulars of customers, marketing manuals and procedures, advertising copy and sales and promotional information;

      "CONTRACTS" means the Supplier Contracts and the Materials Customer Contracts;

      "CONTROLLED WATERS" means waters including any ground or surface waters;

      "COSTS" includes all and any penalties, fines, costs, charges and expenses;

      "CUSTOMERS" means the customers of the Business other than customers who are only customers of the Materials Business;

      "CUSTOMER CONTRACTS" means the contracts and commitments with customers (other than in relation to Intellectual Property) entered into prior to the Transfer Time by or on behalf of TEL in connection with the Business for the manufacture of goods, or the supply of goods or services by TEL which then remain to be performed in whole or in part, other than the Materials Customer Contracts;

      "DEBTORS" means the book and other debtors accruing or owing to TEL as at the Transfer Time (whether or not due and payable) and arising out of or in connection with the Business excluding the Materials Business Debtors and the Employee Loans;

      "DEFAULT INTEREST" means LIBOR plus 200 basis points compounded monthly;

      "EMPLOYEE LOANS" means all amounts accruing or owing (whether or not due and payable) as at the Transfer Time to TEL by Transferring Employees and Offer Employees in respect of housing assistance loans or season ticket loans or any other loans or advances to Transferring Employees of a similar nature;

      "ENVIRONMENT" means air, Controlled Waters, land (whether on, in or below such land, excluding any buildings or other permanent structures on, in or below the land) but including the surface of any river bed, the surface of any sea bed or any other land covered by water, and flora and fauna and all other natural resources;

      "ENVIRONMENTAL AUTHORISATIONS" means all or any permits, consents, licences, approvals and other authorisations required under Environmental Law and all terms and conditions thereof required under any Environmental Law for the operation of the Business;

      "ENVIRONMENTAL LAW" means any and all legislation (whether civil, criminal or administrative), statutes, treaty, statutory instrument, directive, bylaw or judgment (including any judgment by the European Court of Justice), regulations, notices, orders, government circular, code of practice, and guidance note or decision of any competent regulatory body or common law relating to pollution or protection of the Environment which as at the Transfer Time are in effect and capable of enforcement by legal process in the country in which the Properties are situated;

      "EXCLUDED ASSETS" means the assets excluded from the sale and purchase pursuant to this Agreement and identified in Part I of Schedule 3;

      "EXCLUDED LIABILITIES" means any obligations and liabilities of TEL excluded from the sale and purchase pursuant to this Agreement and identified in Part II of Schedule 3;

      "FINAL  COMPLETION  STATEMENT"  has the meaning set out in  paragraph
      1.5.2 of Schedule 14;

      "FINAL  CONSIDERATION"  has the meaning  given in paragraph  1.5.1 of
      Schedule 14;

      "FREEHOLD   PROPERTIES"   means   the   freehold   properties   short
      particulars of which are set out in Part I of Schedule 2;

      "GOODWILL" means the goodwill in relation to the Business (but excluding any rights relating to the Excluded Assets) and the right for Newco, so far as TEL can grant the same, to represent itself as carrying on the Business in succession to TEL in accordance with such terms as may be agreed between TEL and/or its relevant Affiliate on the one hand and Newco and/or its relevant Affiliate on the other hand;

      "ICI" means Imperial Chemical Industries PLC;

      "INTELLECTUAL PROPERTY" means all Technical Information and all rights, title or interest (including, without limitation, the benefit and burden of any licences of the same) anywhere in the world in any patents, trade marks, service marks, registered designs, copyrights and rights to inventions and applications for and rights to apply for protection or registrations of any of the same including any continuing reissue, divisional and re-examination patent application;

      "LEASED EQUIPMENT CONTRACTS" means the agreements for the leasing to TEL of equipment used exclusively in connection with the Business;

      "LEASEHOLD PROPERTIES" means the leasehold properties short particulars of which are set out in Part II of Schedule 2;

      "LIBOR" means the rate for deposits in US Dollars for a period of one month which appears on the Reuters Screen ISDA Page (or such other page as the parties may agree) at approximately 11.00 am., London time, on the first day of the period to which any interest period relates (the "RELEVANT DATE"). If such rate does not appear on the Reuters Screen ISDA Page on the Relevant Date, the rate for that Relevant Date will be determined on the basis of the rates at which deposits in US Dollars are offered to Midland Bank plc at approximately 11.00 am., London time, on the Relevant Date to prime banks in London interbank market for a period of one month commencing on that Relevant Date for amounts of US$10,000,000;

      "MATERIALS BUSINESS" means all or any of the businesses shortly described in Part II of Schedule 1;

      "MATERIALS BUSINESS CLAIMS" means the benefit of all rights and claims of TEL relating exclusively to the Business Assets or arising exclusively out of or in connection with the Materials Business as at, or the conduct of the Materials Business up to, the Transfer Time to the extent that such rights and claims do not constitute Excluded Assets;

      "MATERIALS BUSINESS DEBTORS" means the book and other debtors accruing or owing to TEL as at the Transfer Time (whether or not due and payable) and arising exclusively out of or in connection with the Materials Business;

      "MATERIALS COMMERCIAL AND MARKETING KNOW-HOW" means all commercial and marketing information of, and relating exclusively to or used exclusively in, the Materials Business as at the Transfer Time, other than Intellectual Property;

      "MATERIALS CUSTOMER CONTRACTS" means the contracts and commitments with customers (other than in relation to any Intellectual Property) entered into prior to the Transfer Time by or on behalf of TEL exclusively in connection with the Materials Business for the manufacture of goods, or the supply of goods or services, by TEL which then remain (in whole or part) to be performed by TEL;

      "NEWCO COMPLETION DATE" has the meaning given in Schedule 14;

      "NEWCO'S GROUP" means Newco and its Affiliates from time to time but excluding any member of TEL's Group;

      "NEWCO LIABILITIES" means any liabilities whether actual, prospective or contingent or liquidated or unliquidated to the extent incurred or owing by TEL:-

      (a) in connection with the Business or the Business Assets as at, or the conduct of the Business up to, the Transfer Time; or

      (b) in respect of events occurring or matters existing before the Transfer Time which relate to the Business or the Business Assets; or

      (c) which are expressly deemed to constitute Newco Liabilities pursuant to the terms of this Agreement;

      including, without prejudice to the generality of the foregoing, any Operating Creditors less than 1 year relating exclusively to the operation of the Business, but for the avoidance of doubt excluding the Excluded Liabilities;

      "NEWCO PATENT AND KNOW-HOW LICENCE" means the licence in the Agreed Terms to be entered into between E. I. du Pont de Nemours and Company and Newco;

      "NON EXEMPT PROPERTY" means any Property notified in writing by TEL to Newco at least 14 days prior to the Transfer Time;

      "OFFER EMPLOYEES" means those employees of TEL and/or ICI and its Affiliates who have been offered and accepted employment with Newco pursuant to Schedule 11;

      "OPERATING CREDITORS LESS THAN 1 YEAR" has the meaning set out in Schedule 14;

      "PERMITS" means all licences, permits, authorisations and approvals issued or granted by statutory or local authorities to TEL for the purposes of operation of the Business (but excluding, for the avoidance of doubt, planning permissions (save for Environmental Authorisations) issued by relevant planning authorities);

      "PLANT AND EQUIPMENT" means the fixed and loose plant and machinery and all other fixtures and fittings, spare parts, equipment, furniture and motor vehicles owned by TEL and located at the Properties at the Transfer Time and used exclusively in the Business;

      "PROPERTIES" means the Freehold Properties and the Leasehold Properties;

      "REGULATIONS" means the Value Added Tax (General) Regulations 1985 as amended;

      "RETAINED BUSINESS" means all or any of the businesses of TEL's Group other than the Business;

      "RETAINED BUSINESS CLAIMS" means the benefit of all rights and claims of TEL as at the Transfer Time except for the Materials Business Claims;

      "SHARED SUPPLIER CONTRACTS" means contracts and commitments entered into prior to the Transfer Time by or on behalf of TEL for the supply of goods or services in connection with both the Business and the Retained Business (other than in relation to Intellectual Property) which then remain to be performed in whole or in part and listed in Schedule 12;

      "STOCK-IN-TRADE" means the stocks of raw materials, consumables, work-in-progress and finished products owned by TEL relating exclusively to the Business and located at any of the Properties at the Transfer Time but excluding any finished products and work-in-progress which is located at but has not been manufactured at any of the Properties;

      "SUPPLIER CONTRACTS" means contracts and commitments (including the Leased Equipment Contracts) entered into prior to the Transfer Time by or on behalf of TEL for the supply to TEL of goods or services exclusively in connection with the Business (other than in relation to Intellectual Property) which then remain to be performed in whole or in part, those of material nature being listed in Schedule 9;

      "TAXATION" means all forms of direct and indirect taxation including statutory, governmental, state, provincial, local governmental or municipal impositions in each case imposed on net income, profits, gains or net worth and whether of the United Kingdom or elsewhere in the world (including interest, costs or penalties relating thereto) and, for the avoidance of doubt, the term shall include rates or other taxes imposed on properties, landfill taxes, customs duties, national insurance payments, taxes imposed on payments to, or income of, third parties (including employees) or sales or value added taxes;

      "TECHNICAL INFORMATION" means all technical data and know-how, industrial and technical information, trade secrets, confidential information, drawings, formulations, technical reports, operating and testing procedures, instruction manuals, raw material or production specifications, the results of research and development work, whether in hard copy or in computer held form (including, for the avoidance of doubt, such media as microfilm and microfiche) and existing computer software the Intellectual Property in which is owned by TEL (or TEL's Affiliates);

      "TEL'S GROUP means TEL and its Affiliates from time to time;

      "TEL LIABILITIES" means any liabilities, whether actual, prospective or contingent or liquidated or unliquidated to the extent incurred or owing by TEL or any member of TEL's Group:-

      (a) in connection with the Retained Business as at, or the conduct of the Retained Business up to, the Transfer Time; or

      (b) in respect of events occurring or matters existing before the Transfer Time and relating to the Retained Business; or

      (c)   which constitute Excluded Liabilities; or

      (d) which are expressly deemed to constitute TEL Liabilities pursuant to the terms of this Agreement; or

      (e)   in respect of any liability to Taxation of TEL;

      and, for the avoidance of doubt shall include Operating Creditors less than 1 year which do not relate exclusively to the Business;

      "TRANSFER REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

      "TRANSFERRING EMPLOYEES" means those employees of TEL and/or ICI and its Affiliates who are immediately prior to the Transfer Time employed in the Business whose names are set out in Schedule 13;

      "TRANSFER  TIME" means  immediately  after 00.00 hours London time on
      * 1998 [IE FIRST DAY OF THE MONTH];

      "ULTRAFINE TITANIUM DIOXIDE" means titanium dioxide being ultraviolet-attenuating grade having a ratio of absorbance response at 308 nm (A308) to absorbance response at 524 nm (A524) of not less than 5 as defined in US Pharmacopeia, amendment published in Pharmacopeia Forum, Volume 22, Number 4, Page 2636 and attached hereto as Annex 1;

      "US DOLLARS", "US$" or "$" means the lawful currency of the United States of America;

      "VAT" means value added tax imposed by a Member State of the European Community pursuant to the Sixth Council Directive (77/338/EEC) and Supplemental Directives;

      "VATA" means the Value Added Tax Act 1994;

1.2 Any reference in this Agreement or any other agreement in the Agreed Terms or in any instrument executed pursuant hereto or thereto to any obligation assumed by TEL, or any intention of TEL or Newco, to give or vest in Newco the Business or the Business Assets or the benefit of the Business or the Business Assets shall be subject to Clause 2.2 and so that TEL shall not, by virtue of any such provision, be obliged to transfer to Newco any such right, title or interest in the Business or any Business Asset which is greater than such right, title or interest as TEL may have in the Business and the Business Assets.

1.3   Any express reference to an enactment includes references to:-

      1.3.1 that enactment as amended, extended or applied by or under any other enactment before or after this Agreement;

      1.3.2 any enactment which that enactment re-enacts (with or without modification); and

      1.3.3 any subordinate legislation made (before or after this Agreement) under any enactment, including one within Clause 1.3.1 or 1.3.2 above,

      except to the extent that any of the matters referred to in Clauses 1.3.1 to 1.3.3 occurring after the date of this Agreement increase or alter the liability of TEL under this Agreement.

1.4 The singular shall include the plural and vice versa and words denoting persons shall include bodies corporate and unincorporated associations of persons and, unless otherwise stated, shall include successors or assigns of such persons.

1.5   Clauses 1.1 to 1.3 apply unless the context otherwise requires.

1.6   The headings in this Agreement do not affect its interpretation.

1.7 Any Schedule or Annex to this Agreement shall take effect as if set out in this Agreement and references to this Agreement shall include its Schedules and Annexes.

2.    SALE

2.1   THE SALE

      Subject to the terms of this Agreement, TEL shall sell and Newco shall purchase as a going concern as at the Transfer Time the Business comprising the Business Assets as specified in this Clause 2.1 below so far as TEL can sell or grant the same:

      2.1.1 the Properties;

      2.1.2 the Plant and Equipment;

      2.1.3 the Stock-in-Trade;

      2.1.4 the Employee Loans;

      2.1.5 the benefit (so far as the same can lawfully be assigned or transferred to, or held in trust absolutely for, or can otherwise be given to, Newco) of the Materials Business Claims;

      2.1.6 the Goodwill;

      2.1.7 the Materials Commercial and Marketing Know-How;

      2.1.8 the benefit, subject to the burden of the Contracts;

      2.1.9 the Business Data; and

      2.1.10 the Materials Business Debtors;

      but excluding the Excluded  Assets.

      The Excluded Assets and all rights and benefits relating thereto shall be retained by TEL and are excluded from the sale and purchase of the Business and the Business Assets to Newco under this Agreement.

2.2   WARRANTIES, INDEMNITIES AND REPRESENTATIONS

      Except as otherwise expressly provided in this Agreement (but having regard to the provisions of Clause 1.2) no warranties, indemnities, representations or undertakings (in any case, express, implied or otherwise) with regard to the Business, the Business Assets or the title of TEL thereto are given by TEL, nor are the same to be implied, by virtue of TEL entering into this Agreement, or any other agreement in the Agreed Terms or executing any instrument pursuant hereto or thereto or selling, conveying or transferring or agreeing to sell, convey or transfer the same pursuant hereto or thereto. The Business Assets are purchased by Newco pursuant to this Agreement on an "as seen" and "as is" basis. TEL shall, and shall be obliged to, transfer, to Newco only such right, title or interest as it may have subject to all liens, charges, impediments, claims and encumbrances as may exist thereon. Newco shall accept without enquiry, requisition or objection such title as TEL may have in the Business and the Business Assets.

2.3   THE PROPERTIES

      The  Properties  shall  be sold  and  purchased  on the  terms  set out in
      Schedule 5.

2.4   POST-TRANSFER TIME LIABILITIES

      2.4.1 Save as expressly stated otherwise in this Agreement, Newco undertakes to indemnify and hold harmless TEL from and against all liabilities which may be incurred by TEL (or any member of TEL's Group) or to which TEL (or any member of TEL's Group) may become subject, and which arise as a result of the operation of the
            Business after the Transfer Time (other than any liabilities expressly retained by TEL under this Agreement) and any and all actions, suits, proceedings, claims, demands, assessments and judgments with respect to the foregoing. Any such liability in respect of which Newco shall be liable to indemnify TEL (and members of TEL's Group) as aforesaid shall constitute a "Newco Liability" for the purposes of Clause 7 and Schedule 8.

      2.4.2 Save as expressly stated otherwise in this Agreement, TEL undertakes to indemnify and hold harmless Newco from and against all liabilities which may be incurred by Newco (or any member of Newco's Group) or to which Newco (or any member of Newco's Group) may become subject, and which arise as a result of the operation of the
            Retained Business after the Transfer Time (other than any liabilities expressly assumed by Newco under this Agreement) and any and all actions, suits, proceedings, claims, demands, assessments and judgments with respect to the foregoing. Any such liability for which TEL shall be liable to indemnify Newco (and members of Newco's Group) as aforesaid shall constitute a "TEL Liability" for the purposes of Clause 8 and Schedule 8.

3.    CONSIDERATION

3.1   THE CONSIDERATION

      The consideration for the sale of the Business Assets shall be:-

      3.1.1 Subject to adjustment pursuant to sub-clause 3.2 below, US$ 118,410,000 ("THE ESTIMATED CONSIDERATION") which sum shall constitute a debt owed by Newco to TEL, without security and repayable forthwith upon demand by TEL ("THE ESTIMATED NEWCO HIVEDOWN DEBT"); and

      3.1.2 an obligation on the part of Newco to assume, pay, satisfy, discharge, fulfil and indemnify TEL against all Newco Liabilities and Costs in respect thereof in accordance with the provisions of Clause 7.

3.2 The Final Consideration shall be agreed or finally determined in accordance with the provisions of Schedule 14 and any adjusting payments between TEL and Newco shall be made in accordance with the provisions of
      Schedule 14.

3.3   ALLOCATION OF THE FINAL CONSIDERATION

      The Final Consideration shall be allocated to each of the Business Assets as specified in Schedule 4.

4.    COMPLETION

4.1   TIME OF COMPLETION

      Completion of this Agreement shall take place at the Transfer Time.

4.2   DELIVERY BY TEL

      Except as otherwise provided in this Agreement and specifically, but without limitation, without prejudice to Clause 5.3, at or as soon as practicable after the Transfer Time, TEL shall cause to be delivered or made available to Newco at such place as Newco may reasonably require:-

      4.2.1 such documents as Newco may reasonably require and which TEL has available to it or under its control to complete the sale and purchase of the Business Assets (including all documents of title which TEL has in its possession or control, any requisite consents or licences which TEL may have obtained, such executed conveyances, transfers and assignments as Newco may reasonably require to vest in Newco the benefit of the properties, rights and assets hereby agreed to be sold) and shall permit Newco to enter into and take possession of the Business;

      4.2.2 possession of the Properties and of the other tangible assets comprised in the Business Assets including all inventories and records (whether in computerised or other form) exclusively relating to the Business (but not those relating to the general affairs of TEL or to any Excluded Assets or Excluded Liabilities or required by law to be retained by TEL, but insofar as any such documents relate to the Business and are reasonably required by Newco, Newco shall have the right to examine the same at all reasonable times and to make copies thereof and to take extracts therefrom);

      4.2.3 insofar as the same have not already been delivered to Newco, the documents in Agreed Terms, in the case of any agreement or instrument to be delivered by TEL, duly executed by TEL or any of its Affiliates.

4.3   DELIVERY BY NEWCO

      Newco shall deliver to TEL the documents in the Agreed Terms duly executed by Newco.

4.4   DELIVERY OF BUSINESS ASSETS

      TEL may at any time prior to the Transfer Time, execute and deliver, or cause to be, or may have, or may have caused to be, executed and delivered, to Newco such documents as shall be required to transfer to Newco (whether or not subject to any necessary formalities such as stamping, registration in any register, production to any person or otherwise) legal title to any of the Business Assets which execution and delivery shall be carried out, in respect of the Business Assets the subject thereof, in discharge of, and shall accordingly discharge, the obligations of TEL under Clause 4.2. TEL and Newco agree and undertake that the execution and delivery by TEL as contemplated in this Clause 4.3 of any conveyance, transfer or assignment in respect of any Property shall be made on the terms contained in Schedule 5.

4.5   DELIVERY OF CONSIDERATION

      Newco shall execute and deliver to TEL such documents as TEL may reasonably require evidencing the assumption by Newco of the Newco Liabilities pursuant to Clause 3.1.2.

4.6   PERMITS

      To the extent that the same has not been carried out prior to the Transfer Time, as soon as possible thereafter Newco and/or TEL (as the case may require) shall apply to the relevant governmental and/or local authorities to arrange for the transfer or assignment to Newco or the re-issue in the name of Newco of each of the Permits (insofar as they relate to the Business) with effect from the Transfer Time in each case upon terms which will enable Newco to continue to conduct the Business substantially in the manner in which the Business is currently conducted at the Transfer Time. Furthermore, each of Newco and/or TEL shall use their respective reasonable efforts to effect each such transfer, assignment or re-issue as promptly as practicable after the date of this Agreement. For the avoidance of doubt nothing in this Clause 4.5 shall give rise to any liability on the part of TEL for any additional cost as may be required on the part of Newco in connection with such transfer, assignment or re-issue.

4.7 Newco hereby accepts and agrees that TEL shall not be liable for any failure or refusal by any relevant governmental or local authority to arrange or effect the transfer or assignment to Newco or the re-issue in the name of Newco of any of the Permits as aforesaid.

4.8   INVESTMENT GRANTS

      As soon as practicable after the Transfer Time, Newco shall execute and deliver such undertakings and indemnities as TEL may reasonably require to ensure so far as may be possible that:-

      4.8.1 TEL will not (by reason of the sale under this Agreement or anything done or omitted to be done by Newco or its successors in title) be or become liable to repay any grants from any governmental, local or public authority received by TEL in relation to the Business; and

      4.8.2 TEL will be able to claim and to receive for its own benefit any additional such grants in respect of expenditure made prior to the Transfer Time to which it would have become entitled had it continued to use the relevant assets in the Business.

5.    TITLE AND SUPPLEMENTARY PROVISIONS

5.1   TITLE TO THE PROPERTIES

      The provisions of Schedule 6 shall apply in respect of the Properties.

5.2   TITLE TO OTHER BUSINESS ASSETS

      Unless  otherwise  agreed  between  TEL and Newco,  title to all  Business
      Assets which are capable of transfer by delivery shall pass on delivery thereof and such delivery shall be deemed to have taken place at the Properties (or such other properties at which the Business is carried on) at and with effect from the Transfer Time.

5.3   BENEFICIAL OWNERSHIP AND RISK

      Save to the extent otherwise provided in this Agreement and specifically, but without limitation, in Clause 4.3, beneficial ownership and risk in respect of the Business and the Business Assets shall pass and be deemed to have passed to Newco at the Transfer Time. TEL shall, subject to being fully indemnified by Newco, hold the relevant Business Assets on trust for Newco absolutely as from the Transfer Time until the same shall have been delivered and/or formally transferred or assigned to Newco and TEL shall grant to Newco such powers of attorney as Newco may reasonably require to enable Newco to vest in itself or otherwise to deal with such assets and shall deliver to Newco forthwith upon receipt any notice or other document concerning or relating to such assets.

5.4   THIRD PARTY CONSENTS

      Subject to Clause 7, the provisions of Schedule 7 shall apply in respect of the sale and purchase of any Business Asset referred to in such Schedule and in respect of the assumption by Newco of any Newco Liability referred to in such Schedule and shall, in respect of any such matters, override any other provision of this Agreement (other than Clauses 1.3 and 2.2 and 7 which shall override the provisions of such Schedule) .

6. DEBTORS, MATERIALS BUSINESS DEBTORS, RETAINED BUSINESS CLAIMS AND MATERIALS BUSINESS CLAIMS

6.1   ASSIGNMENT OF PROCEEDS

      TEL shall assign or procure that there is assigned to Newco any net proceeds of recovery of any Materials Business Debtor or Materials
      Business Claim for Newco to retain for its own account. Any Materials Business Debtor received by TEL shall be received by TEL as trustee for Newco absolutely, TEL shall record such payment separately in its books and shall account to Newco for the same as soon as reasonably practicable after receipt. For the avoidance of doubt the net proceeds of recovery to be assigned shall be calculated after deducting any VAT for which TEL is liable to account to H M Customs & Excise in respect of the sum payable by the Materials Business Debtor.

6.2   MATERIALS BUSINESS DEBTORS AND MATERIALS BUSINESS CLAIMS

      If any Materials Business Debtor or Materials Business Claim is not, or gives rise to a cause of action which is not, capable of assignment to Newco (in such manner as to permit Newco to prosecute such Materials Business Debtor or Materials Business Claim in its own name) and in the case of any Materials Business Debtor or Materials Business Claim which is capable of assignment to Newco in such manner and has not been assigned, pending such assignment, Newco shall be entitled at its own expense in its absolute discretion to take such action as Newco shall deem necessary or desirable to prosecute, settle or compromise such Materials Business Debtor or Materials Business Claim, or to avoid, dispute, resist, appeal, compromise or contest any related counter-claim to the extent that such counter-claim is a Newco Liability, in the name of TEL, and to have the conduct of any related proceedings, negotiations or appeals.

6.3   INDEMNITY

      Newco shall indemnify TEL against all liabilities and Costs which it may incur in complying with Clauses 6.1 to 6.4 inclusive or otherwise in connection with any such Materials Business Debtor or Materials Business Claim or related counter claim to the extent that such counter-claim is a Newco Liability.

6.4   NOTIFICATION, ASSISTANCE AND PROCEEDINGS

      The provisions of Schedule 8 shall apply to:-

      6.4.1 the notification by one party to the other party of information with respect to Materials Business Debtors or Materials Business Claims;

      6.4.2 the giving of assistance by TEL to Newco for the purposes of recovering any amount due in respect of, or compromising, any Materials Business Debtor or Materials Business Claim or avoiding, disputing, resisting, appealing, compromising or contesting any related counter-claim to the extent that such counter claim is a Newco Liability; and

      6.4.3 the conduct of any proceedings in respect of any Materials Business Debtor or Materials Business Claim or any related counter-claim to the extent that such counter-claim is a Newco Liability.

6.5   ACCOUNTING BY NEWCO FOR DEBTORS RECEIVED

      Any Debtor received by Newco shall be received by Newco as trustee for TEL absolutely, Newco shall record such payment separately in its books and shall account to TEL for the same as soon as reasonably practicable after receipt.

6.6   NOTIFICATION, ASSISTANCE AND PROCEEDINGS

      The provisions of Schedule 8 shall apply to:-

      6.6.1 the notification by one party to the other party of information with respect to Debtors or Retained Business Claims;

      6.6.2 the giving of assistance by Newco to TEL for the purposes of receiving any amount due in respect of, or comprising, any Debtor or Retained Business Claim or avoiding, disputing, resisting, appealing, compromising or contesting any related counter-claim to the extent that such counter claim is a TEL Liability; and

      6.6.3 the conduct of any proceedings in respect of any Debtor, Retained Business Claim or any related counter-claim to the extent that such counter-claim is a TEL Liability.

7.    NEWCO LIABILITIES

7.1   ASSUMPTION OF NEWCO LIABILITIES

      Newco agrees to assume, pay, satisfy, discharge and fulfil all the Newco Liabilities and Costs in respect thereof.

7.2   CONDUCT OF NEWCO LIABILITIES

      Newco shall be entitled at its own expense in its absolute discretion to take such action as it shall deem necessary or desirable to avoid, dispute, defend, resist, appeal, compromise or contest in the name of TEL any claims of, or proceedings instituted or threatened by, any third party whether before or after the date hereof, in respect of any Newco Liability and to have the conduct of any related proceedings, negotiations or appeals.

7.3   INDEMNITY

      Newco shall indemnify:-

      7.3.1 TEL against all Newco Liabilities; and

      7.3.2 TEL against all liabilities and Costs which it may incur in complying with this Clause 7 or otherwise in connection with any Newco Liability.

7.4   NOTIFICATION, ASSISTANCE AND PROCEEDINGS

      The provisions of Schedule 8 shall apply to:-

      7.4.1 the notification by one party to the other party of information with respect to Newco Liabilities;

      7.4.2 the giving of  assistance  for the purposes of avoiding,  disputing,
            resisting,   appealing,   compromising   or  contesting   any  Newco
            Liability; and

      7.4.3 the conduct of any proceedings in respect of any Newco Liability.

8.    TEL LIABILITIES

8.1   TEL LIABILITIES

      TEL shall be entitled at its own expense in its absolute discretion to take such action as it shall deem necessary or desirable to avoid, dispute, defend, resist, appeal, compromise or contest any claims of, or proceedings instituted or threatened by, any third party, whether before or after the date hereof, in respect of any TEL Liability and to have the conduct of any related proceedings, negotiations or appeals.

8.2   INDEMNITY

      TEL shall indemnify:-

      8.2.1  Newco against all TEL Liabilities; and

      8.2.2 Newco against all liabilities and Costs which it may incur in complying with this Clause 8 or otherwise in connection with any TEL Liability.

8.3   NOTIFICATION, ASSISTANCE AND PROCEEDINGS

      The provisions of Schedule 8 shall apply to:-

      8.3.1 the notification by one party to the other party of information with respect to TEL Liabilities;

      8.3.2 the  giving  of  assistance  by  Newco  to TEL for the  purposes  of
            avoiding,   disputing,   resisting,   appealing,   compromising   or
            contesting any TEL Liability; and

      8.3.3 the conduct of any proceedings in respect of any TEL Liability.

9.    EMPLOYEES

      The provisions of Schedule 11 shall apply in relation to certain employment and related matters.

10.   CONTINUING OBLIGATIONS OF TEL AND NEWCO

10.1  FURTHER ASSURANCES

      TEL shall (at Newco's Cost) from time to time execute such further assurances and afford to Newco such assistance as Newco may reasonably require which is within TEL's control for the purpose of vesting in Newco or its nominee the benefit of the Business and the Business Assets (including, so far as consistent with the terms of this Agreement, the benefit of any rights accruing against third parties, whether such rights have or have not accrued or become enforceable as at the Transfer Time) and of all the provisions of this Agreement.

10.2  SHARED SUPPLIER CONTRACTS

      TEL agrees, to the extent that it is able, to make onward supply of those goods or services provided under Shared Supplier Contracts to the extent that those goods or services would have been utilised by TEL in the Business had it not been transferred to Newco pursuant to the terms of this Agreement on the basis that Newco shall bear its proportionate share of the net cost and expenses under such Shared Supplier Contracts.

10.3  ENVIRONMENTAL AUTHORISATIONS

      TEL shall give all reasonable assistance (other than financial assistance) to Newco in applying for, or arranging for the transfer of, the Environmental Authorisations.

10.4  CONTRACTS

      The provisions of Schedule 6 shall apply.

10.5  CUSTOMER CONTRACTS

      To the extent that payment is made to Newco in respect of any Customer Contract after the Transfer Time, Newco shall receive the same as trustee for TEL absolutely, shall record such payment separately in its books and shall account to TEL for the same as soon as reasonably practicable after receipt.

10.6  NEWCO TAXATION LIABILITIES

      Newco shall be responsible for all liabilities to Taxation incurred or owing by it (whether or not due and payable) in respect of the Business following the Transfer Time including any stamp duty arising as a result of this Agreement or its completion.

11.   VAT

11.1 TEL and Newco intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 ("ARTICLE 5") shall apply to the sale or sales of the Business under, or procured under, this Agreement, so that the sale or sales are treated as neither supplies of goods nor supplies of services.

11.2 If nevertheless any VAT is payable on any supply by TEL or any supply which is procured by TEL under this Agreement, Newco shall pay it the amount of that VAT in addition to the price (and if Newco delays or defaults in complying with its obligations under Clause 11.3 pay it an amount equal to any interest and penalties imposed by HM Customs and Excise (whether on TEL or another person) arising out of the treatment by TEL and Newco of the sale as described in Clause 11.1 above).

11.3 Without limiting Clause 11.2, VAT shall be treated as payable if HM Customs and Excise rule that it is payable after full disclosure of all material facts. If they have done so before the Transfer Time, the tax shall be payable by Newco on the Transfer Time against issue of a proper VAT invoice (issued by TEL or other appropriate person) in respect of such VAT. If they do so on or after the Transfer Time, the tax shall be payable by Newco within five days after TEL gives Newco written notice of the ruling together with a proper VAT invoice (issued by TEL or other appropriate person) in respect of that VAT.

11.4 If Newco fails to pay the amount of the tax on the due date under Clause 11.3, it shall pay Default Interest on that amount from the due date until actual payment (excluding any period for which interest indemnified under Clause 11.2 runs) compounded monthly except to the extent to which TEL is fully compensated for Newco's delay by reason of the indemnity in Clause
      11.2 extending to interest.

11.5  With a view to procuring that article 5 applies, Newco:

      11.5.1shall ensure that Newco is registered for VAT not later than the date of the Transfer Time;

      11.5.2warrants that the Business Assets are to be used by Newco in carrying on the same kind of business as that carried on by TEL's Group and its Affiliates;

      11.5.3warrants that Newco has, or will by the relevant date have, properly made an election to waive exemption in respect of each Non-Exempt Property with effect from a day not later than the relevant date (having obtained the written permission of HM Customs and Excise if necessary) and has, or will by that date have, duly given to HM Customs and Excise the written notification of the election required to make the election effective; and

      11.5.4covenants that Newco will not revoke the election within three months after the relevant date.

      In this paragraph "RELEVANT DATE" has the same meaning as in paragraph (2) of article 5.

11.6 TEL and Newco envisage that s. 49 of the Value Added Tax 1994 will apply to the sale and purchase of the Business Assets under this Agreement but intend that TEL should retain the records referred to in that section, and accordingly:

      11.6.1notwithstanding   anything  in  this  Agreement  TEL  shall  not  be
            required to deliver to Newco the records referred to in s.49;

      11.6.2TEL shall make a request to HM Customs and Excise under s.49 for the records to be preserved by TEL;

      11.6.3if or for  so  long  as  that  request  is not  granted,  TEL  shall preserve the records on behalf of Newco for such period as may be required by law, and shall during that period permit Newco reasonable access to them to inspect or make copies of them; and

      11.6.4TEL may fulfil its obligations under Clause 11.6.3 by procuring that a future transferee of its business or any other person preserves the records and permits reasonable access as mentioned in that paragraph, in which case TEL shall notify Newco of the name of that person.

11.7  In respect of each Non-Exempt Property mentioned in Clause 11.5.1 either:

      11.7.1without prejudice to that subclause, Newco shall on or before the Transfer Time give to TEL evidence reasonably satisfactory to TEL that the election has been made and written notification duly given in accordance with that subclause; or

      11.7.2if Newco  does not give  that  evidence,  it shall be  assumed  that those things have not been done and notwithstanding Clause 11.3 Newco shall on the Transfer Time pay to TEL the amount of VAT chargeable in respect of the relevant Non-Exempt Property on that assumption but any forbearance of TEL to insist on its rights under this subclause shall be without prejudice to its rights under the preceding provisions of this clause.

11.8 References in Clause 11.5 to Newco shall be construed as references to the transferee within the meaning of the corresponding provision of article 5 if different.

12.   AVAILABILITY OF INFORMATION

      Each of TEL and Newco shall make available to the other free of charge upon written request all information (or copies of any information in writing) which the other may reasonably require relating to the Business and the Business Assets (including, without limitation, any records required for the purposes of VATA or the Regulations or relating to taxation of any kind (including Taxation) but not for the avoidance of doubt the Customer Contracts or the Commercial and Marketing Know-How).

13.   INDEPENDENT ACCOUNTANT

13.1 If either party wishes to refer any matter in dispute in accordance with the provisions of Clause 3 or Schedule 14 for determination under this Clause it shall give notice to the other requiring the appointment of an independent accounting firm of international reputation ("THE INDEPENDENT ACCOUNTANT") excluding accounting firms who have acted as auditors of either party or of any of their Affiliates in the last 5 years. If the parties are unable to agree upon the Independent Accountant within 14 days of such notice, then the Independent Accountant shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either party.

13.2 The Independent Accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties. The Independent Accountant shall afford the parties the opportunity of making written representations to him and shall make his determination within 40 days of his appointment.

13.3 The fees and expenses of the Independent Accountant shall be borne by the parties in equal shares unless the Independent Accountant otherwise determines.

14.   DEFAULT INTEREST

      Subject as otherwise provided to the contrary in this Agreement, if any sum due for payment under this Agreement or in accordance with this Agreement is not paid on the due date the party in default shall pay Default Interest on that sum from the due date until the date of actual payment calculated on a day to day basis.

15.   GENERAL

15.1 Unless otherwise expressly stated, all claims made and payments to be made under this Agreement shall be made in US Dollars. Payments to TEL shall be made in immediately available funds to the account of TEL at such account as TEL may notify to Newco and to Newco in immediately available funds to such account as Newco may notify to TEL. All payments and values under this Agreement shall be in US Dollars and where an amount is not itself calculated in US Dollars, it shall be converted into US Dollars at the mid-market closing exchange rate for that currency into US Dollars as published in the London Edition of The Financial Times published 2 Business Days prior to the date on which the relevant payment is due or where no such rate is published, at the rate quoted by Citibank, N.A. at the close of business in London on that date. This sub-clause shall not apply to Schedule 14.

15.2 Save as otherwise provided to the contrary in this Agreement, each payment to be made under this Agreement shall be made in the currency in which the relevant amount is payable, free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, an additional amount will be paid which is necessary to ensure that the recipient receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

15.3 None of the rights or obligations under this Agreement may be assigned or transferred without the written consent of the other party ("the Non-Assigning Party") other than an assignment of the rights (but not the obligations) to an Affiliate of the assigning party provided that:

      (a) such assignment shall only be permitted if the assignment has no adverse effect on the Non-Assigning Party;

      (b) if the Affiliate to which the rights have been assigned ceases to be an Affiliate of the assigning party, the rights which have been transferred shall be re-transferred to the party which originally assigned those rights or to another Affiliate of that original assigning party; and

      (c) it shall be a condition of any such assignment that reasonable notice is given in writing to the Non-Assigning Party of the proposal to assign, (identifying the rights proposed to be assigned, the identity of the proposed assignee and such other details relating thereto as the Non-Assigning Party may reasonably require).

15.4 Save as otherwise provided in this Agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

15.5 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

15.6 No amendment, variation or waiver of this Agreement or any provision of this Agreement shall be effective unless it is in writing and duly executed by or on behalf of both parties.

16.   WHOLE AGREEMENT

16.1 This Agreement (if and when executed) contains the whole agreement between the parties relating to the transaction contemplated by this Agreement and supersedes all previous agreements between the parties relating to such transaction.

16.2 Each of the parties to this Agreement acknowledges on its own behalf that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement) and waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause shall limit or exclude any liability or fraud.

17.    NON-MERGER AND SURVIVORSHIP

      Anything contained in this Agreement to which effect has not been given on or prior to completion of the sale and purchase of the Business and the Business Assets or which, by its terms is capable of taking effect after such completion or is a continuing obligation of the relevant party, shall remain and continue in full force and effect notwithstanding such completion or otherwise.

18.   NOTICES

      Any notice, claim or demand requiring to be served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered, in the case of TEL, to TEL, addressed to its secretary at its registered office and, in the case of Newco, to Newco, addressed to its secretary at its registered office. Any such notice shall be delivered by hand or sent by fax or sent by prepaid first class post and if delivered by hand or sent by fax shall conclusively be deemed to have been given or served at the time of despatch and if sent by post shall conclusively be deemed to have been received 48 hours from the time of posting.

19.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with English law except in relation to real property located in a territory outside England and Wales, in which case the governing law shall be the law of that territory. The parties irrevocably agree that the Courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

THIS AGREEMENT was entered into on the date stated on page 1.

                                   SCHEDULE 1

DESCRIPTION OF THE BUSINESS

Part I - Business generally

The manufacture of titanium dioxide pigments and related intermediate products (including sulphuric acid and zirconia frit), as carried on by TEL from the Properties but for the avoidance of doubt shall not include:-

      (i) the manufacture by way of trade of any organometallic compounds excepting that manufacture of a pigment which incorporates as an essential feature of its composition an organometallic compound shall not be considered to be manufacture of an organometallic compound as such;

      (ii) the manufacture (other than for subsequent transfer to Tioxide Specialties Limited on agreed terms) by way of trade of any form of Ultrafine Titanium Dioxide.

Part II - Materials Business

The supply from the Properties of ferric sulphate and copperas manufactured as co-products from the titanium dioxide process. The supply from the Properties of white and red Gypsum manufactured as co-products from the titanium dioxide process.

                                   SCHEDULE 2
THE PROPERTIES

------------------ --------------------------------------- -----------------
PART I
------------------ --------------------------------------- -----------------
Address            Title No./Root of Title                 Present Use
------------------ --------------------------------------- -----------------
Factory at         HS40627; HS98246; (conveyance dated     Production of
Pyewipe Road       6.4.1946 and between RV Sutton's        titanium dioxide
Grimsby            Settled Estates and its Trustees (1)
                   and British Titan Products Company
                   Limited (2)
------------------ --------------------------------------- -----------------
Healing Cress      Conveyance dated 1.6.1971 made          Water
Beds               between British Titan Limited (1) and   extraction from
                   British Titan Products Company          cress beds
                   Limited (2)
------------------ --------------------------------------- -----------------
*Nettleton         Conveyance dated 01.06.78 made          Disused quarry
Bottom Quarry      between Roade Aggregates Limited (1)    -landfill of
                   and Appollo Site Services Limited (2)   neutralised
                                                           digester residue
------------------ --------------------------------------- -----------------
*Killingholme      Conveyance dated 31.12.1981 made        Drying Plant
                      between Glanford Borough Council (1)
                        and W T Scales & Son Limited (2)
------------------ --------------------------------------- -----------------
PART II
------------------ --------------------------------------- -----------------
ADDRESS            TITLE NO./ROOT OF TITLE
------------------ --------------------------------------- -----------------
Strip of land on   Lease dated 30.5.1989 made between      Pipeline site
the banks of the   ABP Limited (1) and Tioxide UK
River Humber       Limited (2)
------------------ --------------------------------------- -----------------
Gypsum Store of    Lease dated 4.9.1996 made between       Storage of
Ownby              Glentworth Bulb Co. Limited (1) and     gypsum
                   TEL (2)
------------------ --------------------------------------- -----------------

* The beneficial interest in these two Properties is owned by TEL. The legal title to the Property at Nettleton Bottom Quarry is held by Broadcount Properties Limited (an Affiliate of ICI) and the legal title to the Property at Killingholme is held by WT Scales Limited (an Affiliate of ICI).

                                   SCHEDULE 3

EXCLUDED ASSETS AND EXCLUDED LIABILITIES

(Clause 1.1)

PART I

EXCLUDED ASSETS

1. All cash of TEL in bank and in hand and the benefit of all bank accounts of TEL.

2. Amounts due to TEL arising out of any payment (including overpayment) of Taxation and any and all other rights in respect of or relating to Taxation.

3.    Commercial and Marketing Know-How.

4.    Customer Contracts and any rights thereunder.

5. The CO2 Liquefaction plant owned by ICI or any of its Affiliates currently at the Properties.

6. Any right or action to which TEL may be entitled (whether in contract, tort or otherwise) relating to the Excluded Liabilities and the Excluded Assets.

7.    Debtors.

8. Intellectual Property relating to the Business and any rights (contractual or otherwise) relating to Intellectual Property of the Business.

9.    Retained Business Claims.

10. The accounting records of TEL in so far as they do not relate to the Business.

11. Subject to the provisions of Clause 10.2 any rights and benefits under the Shared Supplier Contracts.

12. Work-in-progress and finished products owned by TEL which is located at but has not been manufactured at any of the Properties.

13. Any assets, rights or benefits relating to the Business not listed in Clause 2.1.

14. The shares held by TEL whilst TEL was an Affiliate of ICI in W T Scales Limited, E&A West Limited, Maidgold Limited and Broadcount
      Properties Limited.

PART II

EXCLUDED LIABILITIES

1 Taxation incurred or owing by TEL (whether or not due and payable) in respect of the Business up to the Transfer Time.

2     Liabilities relating to Customer Contracts.

3     The following matters:-

            Stiller Transport claim
            Personal injury claim (Mr R Hartley)

                                   SCHEDULE 4

ALLOCATION OF CONSIDERATION TO BUSINESS ASSETS PURCHASED

(Clause 3.3)

Business Asset                      Allocation of the Final  Consideration (US$)

A.    Working Capital               (1)

B.    Materials Commercial and
      Marketing Knowhow             1,000,000

C.    Land                          (2)

D.    Buildings                     (2)

E.    Plant and Equipment           (3)

F.    Other Business Assets         Nil
                                    ------------------

G.    Total Consideration           Agreed Newco Value
                                    ------------------

(1) Actual Net Working Capital (as defined in Schedule 14) plus agreed uplift to Fair Market Value (US$215,000)

(2)   Net Book  Value of Land and  Buildings  as at the  Transfer  Time in TEL's
      A-Forms

(3)   G - (A+B+C+D+F)

                                   SCHEDULE 5

PROVISIONS RELATING TO THE PROPERTIES

(Clause 2.3)

PART A

Provisions relating to the Properties

1. Subject to Paragraph 6 below, TEL shall on the date hereof complete an assurance to Newco of each of the Freehold Properties and the Leasehold Properties in a form previously approved by the parties (each of which shall be deemed for the purposes of this Agreement to be an agreement in Agreed Terms) and shall on the date hereof deliver (or procure the delivery of) each such assurance or disposition to Newco and shall also deliver (or procure the delivery of) possession of each of the Properties and beneficial ownership of each of the Properties shall pass on completion of any such assurance or disposition.

2. On the date hereof TEL shall either deliver (or procure the delivery of) to Newco or hold to Newco's order the title deeds to the Properties.

3. With effect on and from the date hereof until the Transfer Time, TEL shall procure that the interest of Newco is noted on all policies of insurance with respect to the Properties.

4. In relation to all of the Properties, TEL shall be entitled to remain in occupation, as licensee only, until but not after the Transfer Time and Newco shall make no charge in respect of the grant of any such licence.

5. TEL shall co-operate with Newco to facilitate registration of title to any of the Properties once vested in Newco and, without prejudice to the generality of the foregoing, shall assist in depositing any relevant land or other certificates or documents at H M Land Registry or other relevant registry and in replying to any requisitions raised by H M Land Registry or other relevant registry.

6.    Landlords' Consents for Leasehold Properties

6.1   Failure to Obtain Consents

      6.1.1 Where a landlord's consent is required and has not been obtained by the date hereof in respect of any of the Properties, such Property will not, unless Newco so elects (an "ELECTED PROPERTY"), be transferred on the date hereof but will be held in trust for Newco absolutely from the date hereof until such landlord's consent is obtained or Newco requires the transfer or assignment of such Property to it in accordance with paragraph 6.3. TEL shall account to and be indemnified by Newco accordingly and shall deliver to Newco forthwith upon receipt any notice or other document concerning or relating to such Property or, upon request from Newco, a power of attorney to enable Newco to deal with such Property.

      6.1.2 TEL will co-operate in any reasonable arrangements proposed by Newco designed to provide for Newco the benefits of any such Property.

6.2   Subsequent Consents

      After the date hereof, TEL shall continue to use all reasonable endeavours (assisted if necessary by Newco) to obtain any outstanding landlord's consent at Newco's cost in respect of any Property (which is not an Elected Property) and keep Newco informed of progress in obtaining such consents.

6.3   Notice to Transfer or Assign

      Following the date hereof, Newco may serve notice on TEL at any time after the relevant consent is obtained requiring TEL to execute and deliver any transfer or assignment to Newco of any such Property which is not an Elected Property and TEL will arrange for the execution and delivery of such transfer or assignment (together with the relative documents of title) to Newco not later than five working days after the receipt either of such notice or of the engrossment of such transfer or assignment whichever is the later.

6.4   Occupation by Purchaser

      Newco may at any time after the Transfer Time go into or remain in occupation of any Leasehold Property for which necessary consent has not been obtained, as licensee of TEL and subject to the following provisions:-

      (a) Newco shall pay, or indemnify TEL against, all outgoings and expenses relating thereto arising after Newco's occupation begins;

      (b) Newco shall be entitled to any income thereof arising after Newco's occupation begins;

      (c) Newco shall indemnify TEL against all losses, liabilities, Costs, actions, proceedings, claims and demands arising from the possession or occupation of such Property by Newco and in particular (but without limitation) will observe and perform all the covenants and conditions contained or referred to in the leases relating thereto; and

      (d) in the event that the landlord threatens to forfeit the lease relating to any Leasehold Property or forfeits such lease Newco shall forthwith vacate such Leasehold Property.

6.5   Terms of purchase

      The Properties are sold together with all easements, rights and licences appurtenant thereto and all buildings and structures thereon but subject to all easements, rentcharges, covenants, leases, tenancies, licences, agreements and other matters affecting the same and the Leasehold
      Properties are sold subject also to the rents, covenants and conditions reserved by or contained in the leases under which the same are held.

                                   SCHEDULE 6

PROVISIONS RELATING TO THE CONTRACTS

(Clause 10.4)

1. Newco shall with effect from the Transfer Time carry out and complete for its own account the Supplier Contracts and the Materials Customer Contracts to the extent that the same have not been previously performed (whether due for performance prior to, on or after the Transfer Time). Newco shall indemnify TEL against all Costs, claims and liabilities arising prior to, on or after the Transfer Time by reason of or in connection with the non-performance or the defective or negligent performance (whether by TEL or Newco) of the Supplier Contracts or the Materials Customer Contracts.

2. Newco shall be responsible for and shall indemnify TEL against any claim from customers for repair, replacement, damage or otherwise duly made before or after the Transfer Time under any guarantees or warranties given expressly or by implication of law by TEL in respect of any goods sold or service supplied by TEL prior to the Transfer Time in the Business.

3. To the extent that any payment is made to TEL in respect of Materials Customer Contracts after the Transfer Time, TEL shall receive the same as trustee for Newco absolutely, shall record such payment separately in its books and shall account to Newco for the same as soon as reasonably practical after receipt. In determining the liability under this paragraph of TEL to account to Newco for amounts received, regard shall be had to any liability of TEL to account to HM Customs and Excise for any United Kingdom VAT in respect of the supply of goods and/or services (made under any Materials Customer Contract) to which such amounts relate and the liability of TEL under this paragraph shall be reduced accordingly.

4. In determining the liability of Newco to reimburse TEL for any amounts paid by TEL to suppliers under Supplier Contracts, regard shall be had to the extent to which TEL has been or is able to recover payment of input tax for United Kingdom VAT purposes in respect of supplies of goods and/or services (under a Supplier Contract) made to TEL to which such amounts relate and the liability of Newco under this Agreement shall be reduced accordingly.

5. If TEL has prior to the Transfer Time sub-contracted the performance of any contracts for the supply of goods or other products to any person, Newco shall (unless TEL would have been entitled under the contract to reject the same and Newco determines to reject the same), on behalf of the relevant customer seek or accept delivery from such person of the goods or other products in respect of which such contract was made and shall make the same available for collection by such customer.

                                   SCHEDULE 7

PROVISIONS RELATING TO THIRD PARTY CONSENTS

(Clause 5.4)

1. Where any Business Asset, including any Materials Business Claim, Materials Business Debtor, Materials Customer Contract, Supplier Contract and any property or asset leased by TEL relating exclusively to the Business (but excluding the Leasehold Properties) requires the consent or agreement of any third party for the same to be assigned or novated to or, in the case of any leased property, to be sub-leased to, Newco, (a "RELEVANT BUSINESS ASSET") or any Newco Liability requires the consent or agreement of any third party for the same to be performed by Newco, and any such consent has not been obtained prior to the Transfer Time, the provisions of this Schedule shall apply.

2. In respect of any Relevant Business Asset, this Agreement shall not constitute an assignment or a purported assignment thereof, or a sub-lease or a purported sub-lease thereof, to Newco if any such assignment or sub-lease would constitute a breach of any agreement, contract or undertaking (a "Relevant Agreement") of TEL with or to the third party from whom any such consent as is referred to in paragraph 1 is required to be obtained, pending such consent being obtained.

3. TEL and Newco shall jointly use all reasonable endeavours and render to each other all reasonable assistance (not being financial) to obtain the consent of such third party to an assignment, or novation (whichever is available) or (if neither an assignment or novation is available) a sub-lease of the Relevant Business Asset. During the period from and after the Transfer Time until any required consent shall be obtained and the Relevant Business Asset transferred, or assigned or novated to Newco, any such Relevant Business Asset shall be held in trust by TEL for Newco absolutely with effect from the Transfer Time until the same shall have been delivered and/or formally transferred, assigned or novated to Newco and TEL shall grant to Newco such powers of attorney as Newco may reasonably require to enable Newco to vest in itself or otherwise to deal with such Relevant Business Assets and shall deliver to Newco forthwith upon receipt any notice or other document containing or relating to such Relevant Business Assets.

4. This Agreement shall not constitute an assumption or a purported assumption of any Newco Liability in respect of which performance thereof by Newco would require the consent or agreement of any third party if such assumption or purported assumption would constitute a breach of any Relevant Agreement pursuant to which the obligation arises. Newco shall, to the extent that the same would not result in any breach of any such Relevant Agreement perform as TEL's sub-contractor all the obligations of TEL thereunder and indemnify TEL against all liabilities (and all Costs reasonably incurred by TEL) arising in connection therewith.

5. Where the performance by Newco of any Relevant Agreement as TEL's sub-contractor would result in a breach of any agreement, contract or undertaking with a third party (whether under the Relevant Agreement in respect of which the obligation arises or under any other agreement with any other person relevant to the performance of such Relevant Agreement) Newco shall not perform such obligations as TEL's sub-contractor but TEL shall continue to perform such obligations on behalf of and at the risk of Newco and Newco agrees to indemnify TEL against all liabilities (and all Costs reasonably incurred by TEL) arising in connection therewith.

6. TEL agrees and acknowledges that, insofar as any Relevant Business Asset is expressed in this Schedule to be held on trust by TEL for Newco absolutely, any monies received by TEL in respect thereof shall be accounted for by TEL to Newco and any profit arising out of the conduct of the Business utilising any such Business Asset shall accrue to Newco and TEL agrees to pay forthwith to Newco any such amounts, less in each case an amount equal to the relevant Costs which TEL is entitled to recover and deduct from any such payment.

7. Newco expressly acknowledges that insofar as any Newco Liability has not been effectively assumed by Newco and, insofar as the same relates to the performance of any obligations under any Relevant Agreement and such obligations are, pursuant to the provisions of this Schedule, to be performed by Newco as TEL's sub-contractor or by TEL on behalf of Newco, such performance is at the risk and cost of Newco and any loss and costs in relation thereto shall be offset against any amounts to be accounted for to Newco pursuant to paragraph 6. To the extent that any loss or Cost exceeds any such amount to be accounted for to Newco pursuant to paragraph 6, Newco shall indemnify TEL against or reimburse TEL for any payment in respect thereof.

8. Insofar as the provisions of this Schedule provide for TEL to perform any Relevant Agreement or otherwise assume any obligation, Newco agrees to lease or licence (so far as Newco is able to grant the same) to TEL, for the period during which any such obligation exists as provided in this Schedule, any Business Assets acquired by Newco pursuant to this Agreement and necessary for the purposes of such performance. The consideration for any such lease or licence shall be TEL's agreement to perform any obligations expressed to be performed by it in this Schedule in favour of and for the account of Newco for any monies or profits as described in paragraph 6 above and so that TEL shall not be required to pay any additional amount in respect thereof.

9. Newco agrees to make available to TEL the services of any Transferring Employees or any Offer Employees to enable TEL to perform any obligations expressed to be performed by it in this Schedule: PROVIDED that any such employees shall continue to be employees of Newco and Newco shall perform and observe all the obligations of the employer under or in connection with the contracts of employment of such persons (including without limitation holiday entitlement and pay) and Newco shall indemnify TEL against or reimburse TEL for any payment required to be made or made by TEL to any such Transferring Employees or Offer Employees.

10. Upon any such consent as is referred to in paragraph 1 being obtained, as a result of which any assignment, sub-lease or any other transfer of the benefit of any Relevant Business Asset to Newco or the assumption by Newco of any Newco Liability would not constitute a breach of any Relevant Agreement of TEL with or to the third party from whom any such consent is obtained, such Relevant Business Asset shall pursuant to this paragraph be assigned, sub-leased or the benefit thereof otherwise vested in Newco, or Newco shall assume the Newco Liability, as the case may be on the terms of this Agreement and:-

10.1 any lease or licence for any Business Assets referred to in paragraph 8 shall thereupon automatically terminate; and

10.2 insofar as the services of any Transferring Employees or Offer Employees have been made available to TEL as provided in paragraph 9 in connection with such Relevant Business Asset, such services shall thereupon automatically cease to be made available in any case, without Costs to TEL, and the provisions of this Schedule shall cease to apply with respect thereto.

11. Without prejudice to the generality of the foregoing, TEL shall, without incurring any Cost, take such actions as Newco may reasonably request to procure that suppliers under the Supplier Contracts and customers under the Materials Customer Contracts unconditionally consent to the substitution of Newco as a party thereto with effect from the Transfer
      Time but, in any case where such consent is refused or otherwise not obtained, prior thereto:-

11.1 TEL shall receive any goods delivered to it by the supplier as agent for Newco and at Newco's cost, taking reasonable care, shall deliver such goods to such address of Newco as Newco may specify; and

11.2 Newco shall put TEL in funds to enable TEL to pay in due time the supplier in respect thereof.

12. If, on or before 6 weeks after the Transfer Time, or such later date as TEL and Newco may agree, any consent or agreement of any third party referred to in paragraph 1 has not been obtained or if, at any time, the benefit of any Relevant Business Asset cannot be vested in Newco or otherwise dealt with by Newco, TEL and Newco shall consider what action, if any, is to be taken in relation to the Relevant Business Asset.

13. TEL shall not be obliged to take any action pursuant to this Schedule 7 if such action could not be lawfully undertaken by TEL, or would result in any breach of any agreement to which TEL is a party which breach would entitle the other party thereto to terminate such agreement or would result in TEL incurring any Costs of a material amount against which Newco has not agreed to indemnify it pursuant to this Agreement or otherwise. In so far as, pursuant to this Agreement, TEL is a trustee of, or acts as agent for Newco, TEL shall act with such care and skill as might reasonably have been expected of TEL in the conduct of the Business assuming the sale and purchase of the Business and the Business Assets pursuant to this Agreement had not occurred but, subject thereto, shall not have any duties or responsibility to Newco in respect of so acting or have any liability to Newco except to the extent that it is guilty of wilful default or of acting otherwise than with the care and skill referred to in this paragraph.

                                   SCHEDULE 8

NOTIFICATION, ASSISTANCE AND PROCEEDINGS

(Clauses 6, 7 and 8)

1.    NOTIFICATION

      TEL shall notify Newco and Newco shall notify TEL, in either case if the notifying party reasonably considers the subject matter thereof to represent a potentially significant right or liability of the other party, promptly of receipt of any information, in whatever form, relating to any Debtor, Materials Business Debtor, Retained Business Claim, Materials Business Claim, Newco Liability or TEL Liability and shall supply copies of all such information so received on request. Either party may enquire of the other party if it has received any information referred to in this paragraph and may request further details in respect thereof including copies of any materials in respect thereof. Such notification will describe the information received with sufficient particularity to enable the recipient to assess its significance in relation to such Debtor, Materials Business Debtor, Retained Business Claim, Materials Business Claim, Newco Liability or TEL Liability.

2.    ASSISTANCE

2.1 TEL will promptly give or procure that there is given all such information and assistance as Newco shall reasonably require (including access to any books, correspondence or other documents or records and the right to copy the same and to any witnesses or potential witnesses or officials of TEL) for the purpose of:-

      2.1.1 recovering any amount due in respect of, or compromising any Materials Business Debtor or Materials Business Claim or avoiding, disputing, resisting, appealing, compromising, or contesting any related counter-claim; or

      2.1.2 avoiding,   disputing,   resisting,   appealing,   compromising,  or
            contesting any Newco Liability.

2.2 Newco shall indemnify the relevant member of TEL's Group against all Costs and liabilities which it may incur in complying with paragraph 2.1.

2.3 Newco will promptly give or procure that there is given all such information and assistance as TEL shall reasonably require (including access to any books, correspondence or other documents or records and the right to copy the same and to any witnesses or potential witnesses or officials of Newco) for the purpose of:-

      2.3.1 recovering any amount due in respect of, or compromising any Debtor or Retained Business Claim or avoiding, disputing, resisting, appealing, compromising, or contesting any related counter-claim; or

      2.3.2 avoiding,   disputing,   resisting,   appealing,   compromising,  or
            contesting any TEL Liability.

2.4 TEL shall indemnify Newco against all Costs and liabilities that it may incur in complying with paragraph 2.3.

2.5 Each of the parties agrees to keep the other informed (to the extent that party reasonably believes the other party has an interest therein which is not insignificant or as reasonably requested by the other party) as to the progress of any Materials Business Claim or Retained Business Claim or of any claim, demand or action in respect of any Newco Liability or TEL Liability.

3.    CONDUCT OF DISPUTES

3.1 This paragraph applies as to the conduct of any claim made by, or proceedings instituted or threatened by, any third party, whether before or after the date hereof (including any counter-claim) ("PROCEEDINGS") in relation to any Debtor, Materials Business Debtor, Retained Business Claim, Materials Business Claim, Newco Liability or TEL Liability by the party (the "CONDUCTING PARTY") specified by this Agreement as being entitled to conduct such Proceedings. In any case where this Agreement does not specify which of the parties is to have the conduct of Proceedings in any particular case, including in circumstances where the potential responsibility for any liability the subject of any Proceedings has not been allocated between the parties, the party against whom the claim has been made, or proceedings instituted or threatened, shall have conduct of the Proceedings, or, if the claim has been made, or proceedings instituted or threatened, against both parties, TEL shall have the conduct of the Proceedings and, in either case, accordingly be the Conducting Party in respect thereof for the purposes hereof.

3.2 The Conducting Party shall inform the party not having conduct of the Proceedings (the "OTHER PARTY") promptly of all developments regarding the Proceedings, shall consult it and have reasonable regard to its interests before taking any significant step in relation to the Proceedings and shall not settle the Proceedings without the consent of the Other Party, such consent not to be unreasonably withheld or delayed. The Conducting Party shall conduct any Proceedings with reasonable diligence and competence. The Other Party shall render all assistance reasonably required in connection with the Proceedings by the Conducting Party, and shall be entitled to payment in respect of that assistance only in the event that the assistance it renders is significantly greater in extent than that provided by the Conducting Party.

3.3 The Conducting Party may instruct legal advisers reasonably satisfactory to the Other Party to represent any member of the Other Party (or any member of the Other Party's Group in the case of TEL which is a party to the Proceedings: PROVIDED that in any Proceedings where the named parties to any such Proceedings (including any added parties) include both the Conducting Party (or any member of its Group in the case of TEL) and the Other Party (or any member of its Group in the case of TEL) and representation of both parties by the same legal advisers would not, in the opinion of the legal advisers appointed by the Conducting Party, be proper due to actual or potential conflict of interest between them, the Conducting Party shall instruct separate legal advisers reasonably satisfactory to the Other Party to represent the Other Party (and members of its Group) in such Proceedings and the Conducting Party shall pay the fees and disbursements of such legal advisers.

                                   SCHEDULE 9

SUPPLIER CONTRACTS OF A MATERIAL NATURE

(Clause 1.1)

[Details to follow]

                                   SCHEDULE 10

DOCUMENTS IN THE AGREED TERMS

(Clause 1.1)

Newco Patent and Know-how Licence

                                   SCHEDULE 11

EMPLOYEES AND OTHER PERSONNEL

(Clause 9)

1. Newco undertakes to TEL that it will, insofar as it has not done so prior to the date hereof:-

1.1 deliver to each of the Transferring Employees, a letter confirming that the employee will transfer employment to Newco by reason of the transfer of the Business; and

1.2 deliver to each Offer Employee, a letter offering employment with Newco with effect from the Transfer Time on their terms and conditions of employment immediately prior to the Transfer Time (other than as to employer).

2. The parties acknowledge and agree that the sale of the Business from TEL to Newco is a "relevant transfer" within the meaning of the Transfer Regulations.

3. The parties further acknowledge and agree that pursuant to the Transfer Regulations, the contract of employment of each of the Transferring Employees (save insofar as such contract relates to/includes any occupational pension scheme as defined for the purposes of Regulation 7 of the Transfer Regulations) shall be transferred to Newco with effect from the Transfer Time which shall be the "time of transfer" under the Transfer Regulations.

4. As from the Transfer Time, Newco shall perform and observe all the obligations of the employer under or in connection with the contracts of employment of the Transferring Employees and the Offer Employees (including without limitation accrued holiday pay, holiday entitlement and pay) and shall indemnify TEL and keep TEL indemnified, against each and every action, proceeding, liability, Costs, claim, or loss or demand arising from Newco's failure to perform and observe the said obligations.

5. Notwithstanding any other provision in this Agreement, Newco shall indemnify TEL and keep TEL indemnified against all actions, proceedings, liabilities, Costs, claims, losses, and demands made by or arising from:-

5.1   any  Transferring   Employees  and  the  Offer  Employees  in  respect  of
      employment on or prior to the Transfer Time;

5.2 the dismissal (whether express, constructive or otherwise) of any employee in connection with the transfer of the Business to Newco;

5.3 any change in the working conditions of the Transferring Employees or Offer Employees or any of them occurring after the Transfer Time;

5.4 the change of employer occurring by virtue of the Transfer Regulations and/or this Agreement;

5.5 the employment by Newco on or after the Transfer Time of any of the Transferring Employees or Offer Employees other than on terms (including terms relating to any occupational pension scheme) at least as good as those enjoyed immediately prior to the Transfer Time or the termination of the employment of any of them on or after the Transfer Time;

5.6 any claim by any Transferring Employee or Offer Employee (whether in contract or in tort or under statute (including the Treaty of Rome and any directives made under the authority of that Treaty)) for any remedy including, without limitation, in respect of unfair dismissal, redundancy, equal pay, sex, race or disability discrimination; or

5.7 any claim by any employee representatives, trade union or affected employee that there has been a failure to comply with any requirement of Regulation 10 of the Transfer Regulations, any failure to inform and/or consult employees imposed by any collective agreement, European Works Council Agreement or other employee representative agreement.

6. Newco shall, as from the Transfer Time, perform and observe all the obligations of TEL as employer, or host (where the employee has been seconded to TEL but is not employed by TEL) under or in connection with:-

6.1   the contracts of employment of the Offer Employees; or

6.2   any contract relating to their secondment to TEL; or

6.3 any undertaking (whether legally binding or not) to employ any such person after a period of absence (whether by reason of maternity, career break, education, training or otherwise) and Newco shall indemnify TEL and keep TEL indemnified against each and every action, proceeding, liability, Costs, claim, loss, and demands arising from Newco's failure to perform and observe such obligations or undertakings.

      In accordance with its obligations under the Transfer Regulations, Newco shall provide TEL in writing with such information and at such time as will enable TEL to carry out its duties under Regulation 10 of the Transfer Regulations concerning measures envisaged by Newco in relation to the Transferring Employees or the Offer Employees.

7. Newco shall be entitled at its own expense in its absolute discretion to take such action as Newco shall deem necessary or desirable to prosecute, settle or compromise any claims of, or proceedings instituted by any Transferring Employee or any other person, whether before or after the date hereof, in respect of the matters expressed in this Schedule to be obligations of Newco or in respect of which Newco has agreed to indemnify TEL as provided herein and shall have the conduct of any related proceedings, negotiations or appeals in accordance with Schedule 8.

8. Any reference in this Schedule to contract of employment, employer or employee shall, unless the context otherwise requires, include contract of training and contract of apprenticeship, trainer, and trainee and apprentice, respectively.

9.    Newco agrees that for a period of four years from the Transfer Time:

9.1 the Transferring Employees and Offer Employees will receive and enjoy contractual remuneration and benefits (including retirement benefits) which, judged objectively are no less favourable overall than their contractual remuneration and benefits at the Transfer Time;

9.2 it will not make any unilateral material change to the contractual terms and conditions of employment of the Transferring Employees and the Offer Employees, (which includes those terms contained in a letter to employees dated 19 June 1991 from TEL) without prior consultation where required by any local laws or agreements with recognised trade unions, appropriate employee representatives or the Transferring Employees and Offer Employees.

                                   SCHEDULE 12

SHARED SUPPLIER CONTRACTS

Contract for the supply of ilmenite between (1) Tioxide Group plc as agent for Tioxide UK Ltd, Tioxide Australia Ltd and Tioxide Espana SA (2) Westralian Sands.

                                   SCHEDULE 13

TRANSFERRING EMPLOYEES

[Details to follow]















OFFER EMPLOYEES

[Details to follow of those employees currently located at Billingham site in connection with the Materials Business who are to relocate to Grimsby.]

                                   SCHEDULE 14


ESTIMATED CONSIDERATION, FINAL CONSIDERATION AND FINAL
COMPLETION STATEMENT


1.    INTERPRETATION

1.1   In this Schedule:-

      "A FORM" means in relation to Newco, a financial report prepared in the format set forth in Annex 2 and in accordance with the accounting policies, practices and other requirements set out or referred to in ICI's Controller's Manual and prepared as at the Newco Completion Date on a basis consistent with that adopted by TEL for the preparation of A Forms prior to the Transfer Time;

      "ACTUAL NET WORKING     means the Net Working Capital as at the Newco
      CAPITAL"                Completion Date as determined under
                              paragraphs 1.6 to 1.8 below;

      "ICI'S AUDITORS"        means KPMG Audit Plc of 8 Salisbury Square,
                              London, EC4Y 8BB;

      "ICI'S CONTROLLER'S     means the control manuals in effect as at 14
       MANUALS"               July 1997 and which are compiled in accordance
                              with UK GAAP used for accounting purposes within the ICI Group and which are recorded on disk form as attached and identified as Annex 3 to this Agreement (and which consists of an introduction to the Group
                              Controller's Manual, Bulletin Board,
                              Accounting Language, Bulletin Board
                              Reporting, Accounting Definitions and
                              Conventions, Accounting Policies and
                              Procedures, Controls, Reporting);

      "INTEREST RATE"         means LIBOR plus 25 basis points;

      "NET WORKING CAPITAL"   means:-

                              (a) Operating Debtors;  plus
                              (b) Stocks;  less
                              (c) Operating Creditors less than 1 year;

                              For the purposes of (b) the Stocks shall be valued in accordance with the document headed "Stocktaking and Valuation Principles" in the Agreed Terms marked "NWC-S"

      "NEWCO'S AUDITORS"      means [                                   ];

      "NEWCO COMPLETION DATE" means immediately after completion of this
                              Agreement;

      "OPERATING CREDITORS    means, in relation to Newco, the absolute
      LESS THAN 1 YEAR"       value of the  amount reported as
                              creditors of Newco which  are   external   to
                              Newco  as  defined  by reference  to
                              "operating  creditors  less  than 1
                              year" on line 70020 of the A Form for Newco as described in ICI's Controller's
                              Manuals;

      "OPERATING DEBTORS"     means,  in relation to Newco,  debtors of
                              Newco which are external to Newco as defined by reference to "operating debtors" on line 70010 on the A Form for Newco as described in ICI's
                              Controller's Manuals;

      "STOCKS" means the stock of fuels, raw materials, raw materials, ingredients, packaging, office and laboratory supplies, revenue engineering spares, consumable stores, work in progress and finished goods owned by Newco as determined on line 70000 of the A Form for Newco;

      "UK GAAP"               means generally accepted accounting
                              principles in the United Kingdom.

1.2 References to the absolute value of a number X shall be construed as follows:

      1.2.1 if X is greater than or equal to zero, the absolute value of X shall be equal to X; and

      1.2.2 if X is less than zero, the absolute value of X shall be X multiplied by -1 so that, for the purposes of illustration, the absolute value of 1 is equal to 1 and the absolute value of -1 is equal to 1.

1.3 The definitions used in this Schedule relate only to this Schedule and, unless expressly stated to the contrary, shall have no bearing on the interpretation of any other agreement entered into by TEL, Newco and their respective Affiliates.

1.4 All payments and values under this Schedule shall be in US Dollars and where an amount is not itself calculated in US Dollars it shall be converted into US Dollars at the mid market closing exchange rate in London for the currency in which that amount is expressed into US Dollars as published in the London Edition of the Financial Times first published thereafter, or where the exchange rate is not published in the London Edition of The Financial Times, at the exchange rate quoted by Citibank N.A. as at the close of business in London for the currency in which that amount is expressed on the Newco Completion Date in relation to amounts in the Final Completion Statement.

1.5   CALCULATION OF THE FINAL CONSIDERATION

      In relation to this Agreement:

      1.5.1 the  Final   Consideration  for  the  Business  Assets  ("THE  FINAL
            CONSIDERATION") shall be determined by the following formula:-

            Final Consideration = US$ 118,410,000 minus [U.S. $ EQUIVALENT OF GBP3,950,000 (REPRESENTING THE NET WORKING CAPITAL AS AT 28 FEBRUARY
            1998) CONVERTED INTO U.S. $ IN ACCORDANCE WITH PARAGRAPH 1.4 OF THIS SCHEDULE] plus Actual Net Working Capital.

      1.5.2 After the Newco Completion Date TEL shall prepare a completion statement as at the Newco Completion Date which shall contain a statement of the Final Consideration in accordance with paragraph
            1.5.1 above and a schedule of the Actual Net Working Capital based on TEL's calculations (the "FINAL COMPLETION STATEMENT"). The Final Completion Statement shall be prepared using ICI's normal accounting policies and practices as set out or referred to in ICI's Controller's Manuals and prepared as at the Newco Completion Date on a basis consistent with that adopted by TEL for the preparation of A Forms prior to the Hivedown and shall be submitted by TEL to ICI's Auditors for review.

1.6 Within 50 days of the Newco Completion Date, TEL shall issue the Final Completion Statement to Newco together with a copy of a report by ICI's Auditors addressed to TEL and substantially in the form set out in Annex 4 to the effect that the Final Completion Statement has been prepared in accordance with this Schedule. Although it is TEL's responsibility to prepare the Final Completion Statement, TEL will require the assistance of the employees of Newco and its Affiliates to fulfil this responsibility and Newco shall ensure such assistance is provided promptly and at no charge. Immediately after delivery of the Final Completion Statement, Newco's Auditors shall have the right to review the Final Completion Statement and ICI's Auditors working papers relating to the Final Completion Statement. Within 30 days of delivery to Newco of the Final Completion Statement and ICI's Auditors report (each of which shall be in English) to Newco's designated location, Newco shall give notice to TEL in writing of any item or items in the Final Completion Statement which it wishes to dispute and the basis on which it disputes that item or those items and the changes to the Final Completion Statement which Newco believes should be made and the parties shall use their reasonable endeavours to resolve that dispute. Any items in respect of which Newco does not give such notice will be deemed to have been accepted by Newco. Any written resolution reached by the parties on any disputed item shall be final, conclusive and binding on the parties.

1.7 If the parties agree the Final Completion Statement then any adjusting payments referred to in paragraph 1.9 below shall be made by the paying party within 7 days of being agreed by the parties.

1.8 If the parties fail to agree on any element of the Final Completion Statement within 24 days after Newco has given notice in writing to TEL of any item(s) in the Final Completion Statement which Newco wishes to dispute (in accordance with paragraph 1.6 above) then any agreed amounts shall be paid in accordance with the preceding paragraph and any dispute may be referred by either party for final determination in accordance with Clause 14 of this Agreement and any amounts thereby found to be due shall be paid by the relevant party not later than 7 days after such final determination.

1.9 When the Final Consideration is agreed or otherwise determined in accordance with the three preceding paragraphs the following adjusting payments shall be made:-

      1.9.1 an  amount  equal  to  the  difference  between  (i)  the  Estimated
            Consideration   (namely   US$   118,410,000)   and  (ii)  the  Final
            Consideration; and

      1.9.2 interest (compounded monthly) at the Interest Rate on the amount in paragraph 1.9.1 above from the Newco Completion Date to the date of payment, calculated on a day to day basis;

      which shall be paid by TEL to Newco (or vice versa, if the Final Consideration exceeds the Estimated Consideration).

1.10 In this Schedule, references to lines of A-Forms have been chosen by TEL and are believed in good faith to correspond to the matters to which they refer. If, however, that reference when compared to the matter it describes or refers to is incorrect then there shall be substituted for that line reference another line reference (if any) which corresponds to the matter described or referred to.

SIGNED by [                  ]
for and on behalf of
TIOXIDE EUROPE LIMITED in the presence of:







SIGNED by [                  ]
for and on behalf of
NEWCO LIMITED
in the presence of: